Exhibit 99.1

Contact:
Media Relations	Nicholas Manganaro
CRA International	Sharon Merrill Associates, Inc.
media@crai.com	crai@investorelations.com
617-425-6453	617-542-5300

CRA International Announces Changes to Board Of Directors Dr. Alva H. Taylor, Tuck School Professor, Joins Board Nancy Hawthorne Steps Down from Board

BOSTON – (BUSINESS WIRE) – August 1, 2022 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial and management consulting services, today announced that Alva H. Taylor of the Tuck School of Business has been appointed to CRA’s Board of Directors as an independent director, effective August 1, 2022. Dr. Taylor will serve on the Board’s Audit and Nominating and Corporate Governance Committees.

“We are pleased to welcome Dr. Alva Taylor as an independent director to CRA’s Board,” said Paul Maleh, CRA’s Chairman and Chief Executive Officer. “Alva is a recognized expert in the areas of digital strategy and change management, and he is joining us at a time when our firm is stronger than ever before, buoyed by broad-based profitable growth. His insights will help CRA continue on the path to a promising and exciting future for our colleagues, clients, and shareholders alike by drawing on the curiosity, creativity, and commitment to excellence that have made CRA the global leader it is today.”

Dr. Taylor is a professor and the faculty director of the Glassmeyer/McNamee Center for Digital Strategies at the Tuck School of Business at Dartmouth College. The center helps business leaders understand how changes in digital technology impact business strategy and corporate decision making. Dr. Taylor has been recognized for his research in the areas of innovation processes, entrepreneurship, technological change, and strategic decision making in fast-changing environments. His recent work explores the challenges of managing creative groups for sustained innovation and entrepreneurship, and how organizational learning takes place in information-rich environments. He teaches courses on strategy, innovation, and change management in Tuck’s flagship MBA, Executive Education, and Master’s in Health Care Delivery Science programs.

Dr. Taylor has partnered with Google to design and direct the Digital Excellence for Minority Entrepreneurs Executive Education Program. A former consultant himself, Dr. Taylor holds BS and MS degrees in Operations Research and Industrial Engineering from Cornell University, an MBA from Cornell's Johnson Graduate School of Management, and a PhD from Stanford University’s Graduate School of Business.

CRA also announced that Nancy Hawthorne has informed the Company of her plans to step down from CRA’s Board of Directors, effective August 1, 2022, in order to focus on other personal commitments.

“On behalf of our Board of Directors, I would like to thank Nancy Hawthorne for her leadership and valuable insights provided to CRA and the Board,” said Mr. Maleh. “Nancy has served on the Audit Committee as a financial expert and on the Nominating and Corporate Governance Committee over these past eight years, and CRA has benefitted from her advice and counsel throughout. We wish her well in her future endeavors.”

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.